Exhibit 1

CUSIP No. 251591103	SCHEDULE 13D/A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Shares, par value $0.10 per share, of DDR Corp. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Dated: June 20, 2013

ALEXANDER OTTO

/s/ Alexander Otto
By: Dr. Thomas Finne
For: Alexander Otto

KATHARINA OTTO-BERNSTEIN

/s/ Katharina Otto-Bernstein
By: Dr. Thomas Finne
For: Katharina Otto-Bernstein